Exhibit 8







                               March 30, 1999


First Union Real Estate Equity and Mortgage Investments
55 Public Square
Cleveland, OH  44113-1937

               RE:    U.S. Federal Income Tax Opinion
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Dear Sir or Madam:

     You have requested our opinion concerning the qualification of First Union Real Estate Equity and Mortgage Investments ("First Union") as a real estate investment trust (a "REIT") within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     In reaching the opinion expressed below, we have reviewed and relied upon the following: (i) the Form S-3 Registration Statement of First Union, as filed with the Securities and Exchange Commission on March 30, 1999 (the "Registration Statement"); (ii) the officers' certificate, dated as of the date hereof, executed by officers of First Union (the "Officers' Certificate"); (iii) the letters to First Union from Deloitte & Touche LLP, independent public accountants retained by First Union, dated November 18, 1998, February 11, 1999, February 26, 1999, and March 9, 1999; (iv) the
opinion of Mayer, Brown & Platt, dated July 21, 1997, which is based upon certain representations and assumptions, stating that, as of that date, First Union's legal organization and method of operation enabled First Union to satisfy the requirements for qualification as a REIT (the "Mayer Brown Opinion"); and (v) such other materials and information as we have deemed appropriate.

     In rendering this opinion we have assumed,  with your  approval,  that
(I) the statements and representations made in the Officers' Certificate are true and correct, (II) the Officers' Certificate has been executed by appropriate and authorized officers of First Union, and (III) the assumptions and conditions underlying the Mayer Brown Opinion are true and correct. We have further assumed that each of First Union and First Union Management, Inc. (the "Management Company") has been operated and will continue to be operated in the manner described in its applicable organizational documents and the Registration Statement, and all terms and provisions of such documents have been and will continue to be complied with by all parties thereto and all shareholders and prospective shareholders of First Union and the Management Company. We have further assumed, without independent verification, that copies of documents examined by us are true copies of originals thereof and that the information concerning First Union and the Management Company set forth in First Union's federal income tax returns, and in the Registration Statement, as well as the representations made and the information provided to us by First Union's management are true and correct.

     The opinion expressed below is based upon existing laws, regulations, Internal Revenue Service ("IRS") positions, and judicial decisions, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement our opinion if, after the date hereof, any such laws, regulations, positions, or decisions change or we become aware of any facts that might change our opinion. Furthermore, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts.

     Based upon and subject to the foregoing, it is our opinion that commencing with First Union's taxable year ended December 31, 1994, First Union has been organized as, and has operated in conformity with the requirements for qualification as, a REIT and its method of operation, as described in the Registration Statement and as represented by it, will enable it to satisfy the requirements for qualification as a REIT. This opinion only addresses the operation of First Union in a manner that qualifies as a REIT from the taxable year ended December 31, 1994 until the date hereof. We undertake no obligation to update this opinion, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

     First Union's qualification as a REIT will depend upon the continuing satisfaction by First Union and its subsidiaries of requirements of the Code relating to qualification for REIT status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and recordkeeping. We do not undertake to monitor whether First Union actually has satisfied or will continue to satisfy the various qualification tests, and we express no opinion concerning whether First Union actually has satisfied or will continue to satisfy these various qualification tests.

     Our opinion is not binding on the IRS. Hence, there can be no assurance that the IRS will not assert that First Union does not qualify as a REIT for federal income tax purposes, particularly since the determination of whether First Union qualifies as a REIT depends upon numerous factual issues as to which we are relying upon representations of First Union. If the actual facts relating to the past or future operation of First Union or the Management Company differ from those described to us or assumed by us in any material respect, the opinion expressed herein may become inapplicable. Moreover, our opinion is based only on the law as it currently exists and has been interpreted. There can be no assurance that the law (or the current interpretations thereof) will not change so as to cause First Union to no longer qualify as a REIT.

     The opinions expressed herein are solely for the benefit of First Union and the holders of outstanding common shares of First Union and may not be relied upon in any manner or for any purpose by any other person or entity, or quoted in whole or in part, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm therein under the caption "Federal Income Tax Consequences." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                 /s/ Fried, Frank, Harris, Shriver & Jacobson
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                                     Fried, Frank, Harris, Shriver & Jacobson